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                                                                   Exhibit 10.34
                                                                   -------------

                                PROMISSORY NOTE
                                ---------------


$579,223.94                     Houston, Texas                  January 31, 1998


     FOR VALUE RECEIVED, the undersigned, SCIENTIFIC MEASUREMENT SYSTEMS, INC., a Texas corporation ("Maker"), hereby promises to pay to the order of WELLS FARGO HSBC TRADE BANK, N.A., a national banking association ("Payee"), at its offices at 1445 Ross Avenue, Dallas, Texas, Dallas County, Texas, in lawful money of the United States of America, the principal sum of FIVE HUNDRED SEVENTY-NINE THOUSAND TWO HUNDRED TWENTY-THREE AND 94/100 DOLLARS ($579,223.94), or so much thereof as may be advanced and outstanding hereunder, together with interest on the outstanding principal balance from day to day remaining, at a varying rate per annum which shall from day to day be equal to the lesser of (a) the Maximum Rate (hereinafter defined) or (b) the sum of the Prime Rate (hereinafter defined) of Payee in effect from day to day plus five percent (5.0%), and each change in the rate of interest charged hereunder shall become effective, without notice to Maker, on the effective date of each change in the Prime Rate or the Maximum Rate, as the case may be; provided, however, if at any time the rate of interest specified in clause (b) preceding shall exceed the Maximum Rate, thereby causing the interest rate hereon to be limited to the Maximum Rate, then any subsequent reduction in the Prime Rate shall not reduce the rate of interest hereon below the Maximum Rate until the total amount of interest accrued hereon equals the amount of interest which would have accrued hereon if the rate specified in clause (b) preceding had at all times been in effect. All past due principal and interest on this Note shall bear interest at the Default Rate (hereinafter defined).

     Principal of and interest on this Note shall be due and payable as follows:

          (a) Three (3) installments each in the principal amount of Eight Thousand Seven Hundred and No/100 Dollars ($8,700.00) plus accrued interest on this Note shall be due and payable on February 1, 1998, March 1, 1998 and April 1, 1998;

          (b) Three (3) installments each in the principal amount of Ten Thousand and No/100 Dollars ($10,000.00) plus accrued interest on this Note shall be due and payable on May 1, 1998, June 1, 1998 and July 1, 1998;

          (c) Principal of this Note shall be due and payable on the day on which Maker receives any payment under the Fiat-Italy Contract (as defined in the Agreement, which is hereinafter defined) in a principal amount equal to the amount of such Fiat-Italy Contract payment, plus accrued interest on the principal amount so paid;
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          (d)  In the event that Maker receives a purchase order for a
     "SMARTSCAN System" from Woodward Governor, Twenty-Five Thousand and No/100 Dollars ($25,000.00) of principal of this Note plus accrued interest thereon shall be due and payable on the date on which such purchase order is received by Maker; and

          (e) In the event that prior to the payment of this Note in full, Maker should receive additional funding in an amount in excess of $1,000,000.00, whether as the result of a private placement of debt or other securities of Maker or from any other source, all principal of this Note and all accrued interest on this Note shall be immediately due and payable and, immediately upon receipt of the proceeds of such funding, Maker will use such proceeds to pay this Note in full.

          (f) All outstanding principal of this Note plus all accrued and unpaid interest on this Note shall be due and payable on July 31, 1998.

     Principal of this Note shall be subject to mandatory prepayment at the times described in Sections 2.03 and 2.06 of the Agreement (hereinafter defined).

     Interest on the indebtedness evidenced by this Note shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

     As used in this Note, the following terms shall have the respective meanings indicated below:

          "Agreement" means that certain EXIM Guaranteed Loan Agreement dated as
           ---------
     of June 15, 1996 between Maker and Payee, as amended by First Amendment to EXIM Guaranteed Loan Agreement dated as of August 1, 1996, Second Amendment to EXIM Guaranteed Loan Agreement dated as of June 15, 1997, Third Amendment to EXIM Guaranteed Loan Agreement dated as of July 31, 1997, and Fourth Amendment to EXIM Guaranteed Loan Agreement dated as of January 31, 1998, and as the same may be further amended or modified from time to time.

          "Default Rate" shall mean the lesser of (a) the sum of the Prime Rate
           ------------
     plus seven percent (7%) or (b) the Maximum Rate.

          "Maximum Rate" means the maximum rate of nonusurious interest
           ------------
     permitted from day to day by applicable law, including as to Article 5069-1.04, Vernon's Texas Civil Statutes (and as the same may be incorporated by reference in other Texas statutes), but otherwise without limitation, that rate based upon the "indicated rate ceiling" and calculated

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     after taking into account any and all relevant fees, payments, and other charges in respect of this Note which are deemed to be interest under applicable law.

          "Prime Rate" shall mean that variable rate of interest per annum
           ----------
     established by Wells Fargo Bank from time to time as its prime rate which shall vary from time to time. Such rate is set by Wells Fargo Bank as a general reference rate of interest, taking into account such factors as Wells Fargo Bank may deem appropriate, it being understood that many of Wells Fargo Bank's commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate charged to any customer and that Wells Fargo Bank may make various commercial or other loans at rates of interest having no relationship to such rate.

     This Note (a) is the Note provided for in the Agreement and (b) is secured as provided in the Agreement, including by the security interests created by the Security Agreement (as defined in the Agreement). Payment of this Note is guaranteed by, among other things, the Export-Import Bank of the United States pursuant to the EXIM Guaranty (as defined in the Agreement).

     Notwithstanding anything to the contrary contained herein, no provisions of this Note shall require the payment or permit the collection of interest in excess of the Maximum Rate. If any excess of interest in such respect is herein provided for, or shall be adjudicated to be so provided, in this Note or otherwise in connection with this loan transaction, the provisions of this paragraph shall govern and prevail, and neither Maker nor the sureties, guarantors, successors or assigns of Maker shall be obligated to pay the excess amount of such interest, or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. If for any reason interest in excess of the Maximum Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of indebtedness evidenced by this Note; and, if the principal amount hereof has been paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable exceeds the Maximum Rate, Maker and Payee shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by this Note so that the interest for the entire term does not exceed the Maximum Rate.

     Upon the occurrence of any Event of Default, as such term is defined in the Agreement, the holder hereof may, at its option, (a) declare the entire unpaid principal of and accrued interest on this Note immediately due and payable without notice, demand or presentment, all of which are hereby waived, and upon such

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declaration, the same shall become and shall be immediately due and payable, (b)
foreclose or otherwise enforce all liens or security interests securing payment hereof, or any part hereof, (c) offset against this Note any sum or sums owed by the holder hereof to Maker, (d) exercise its rights under the EXIM Guaranty and
(e) take any and all other actions available to Payee under this Note, the Agreement, the Loan Documents (as such term is defined in the Agreement) at law, in equity or otherwise. Failure of the holder hereof to exercise any of the foregoing options shall not constitute a waiver of the right to exercise the same upon the occurrence of a subsequent Event of Default.

     If the holder hereof expends any effort in any attempt to enforce payment of all or any part or installment of any sum due the holder hereunder, or if this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Maker agrees to pay all costs, expenses, and fees incurred by the holder, including all reasonable attorneys' fees.

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THIS
NOTE IS PERFORMABLE IN HARRIS COUNTY, TEXAS.

     Maker and each surety, guarantor, endorser, and other party ever liable for payment of any sums of money payable on this Note jointly and severally waive notice, presentment, demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting, grace, and all other formalities of any kind, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, and any impairment of any collateral securing this Note, all without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to release or substitute part or all of the collateral securing this Note, or to grant any other indulgences or forbearances whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.

     This Note is executed in renewal, extension and decrease of, but not in discharge or novation of, that certain promissory note in the original principal amount of $629,223.94, dated July 31, 1997, executed by Maker and payable to the order of Payee, which was executed in renewal, extension and decrease of, but not in discharge or novation of, that certain promissory note in the original principal amount of $629,775.00, dated June 15, 1997, executed by Maker and payable to the order of Payee, which was executed in renewal, extension and decrease of, but not in discharge or novation of, that certain promissory note in the original principal amount of $1,250,000.00, dated August 1, 1996,

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executed by Maker and payable to the order of Payee, which was executed in renewal, extension and modification of, but not in discharge or novation of, that certain promissory note in the original principal amount of $1,250,000.00, dated June 15, 1996, executed by Maker and payable to the order of Payee.


                              SCIENTIFIC MEASUREMENT SYSTEMS, INC.


                              By:
                                 ---------------------------------
                                    Howard Burris
                                    Chief Executive Officer

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